March 14, 2007

Management's Report on Assessment of Compliance with Applicable Servicing Criteria

1.
Equity One, Inc., a Delaware corporation (“Equity One”), and Popular Mortgage Servicing, Inc., a Delaware corporation (“PMSI,”), both wholly-owned subsidiaries of Popular Financial Holdings, Inc.(and together, the “Company”), as servicers under the transactions covered by this report are responsible for assessing the Company’s compliance with the servicing criteria applicable to the Company under paragraph (d) of Item 1122 of Regulation AB promulgated by the U.S. Securities and Exchange Commission, as of and for the year ended December 31, 2006 (the “Reporting Period”).

2.
Effective as of 11:59 p.m. on May 31, 2006, Equity One transferred substantially all of its mortgage servicing operations and business to PMSI. PMSI utilizes substantially the same personnel, servicing platform and servicing policies and procedures as had been historically utilized by Equity One. Prior to 11:59 p.m. on May 31, 2006, PMSI was not engaged in any material mortgage loan servicing activity. Accordingly, Equity One is meeting its servicing obligations under the transactions covered by this report entirely through its contractual subservicing arrangement with PMSI. Notwithstanding Equity One’s subservicing arrangement with PMSI, Equity One remains contractually liable for its servicing duties and obligations as if it alone was acting as such servicer.

3.
The transactions covered by this report are the 2006 asset-backed securities transactions listed on Appendix A attached hereto for which the Company acted as a servicer of residential mortgage loans (the “Platform”).

4.
The Company used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the applicable servicing criteria required by the related transaction agreement as to any transaction, except for the following criteria: 1122(d)(1)(iii) and 1122(d)(4)(xv) which the Company has determined are not applicable to the activities it performs with respect to the Platform.

5.	The Company has complied, in all material respects, with the applicable servicing criteria for the Reporting Period, except as described below:

The Company assessed its compliance with the applicable servicing criteria for the Reporting Period and has identified material instances of noncompliance with the servicing criteria set forth in Item 1122(d)(2)(vii)(B) and 1122(d)(2)(vii)(D) with respect to the Platform. Specifically, the Company did not prepare reconciliations for all asset-backed securities related bank accounts within 30 calendar days after the bank statement cut-off date and reconciling items were not resolved within 90 days of their original identification.

6.
PricewaterhouseCoopers LLP, an independent registered public accounting firm has issued an attestation report on the Company’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

Equity One, Inc.,
a Delaware corporation

By:  /s/ Dennis J. Lauria
Name: Dennis J. Lauria
Title: Senior Vice President

Popular Mortgage Servicing, Inc.,
a Delaware corporation

By:  /s/ Dennis J. Lauria
Name: Dennis J. Lauria
Title: Senior Vice President

Appendix A

Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-A
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-B
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-C
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-D
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-E
Nomura Home Equity Loan Inc., Asset-Backed Certificates, Series 2006-FM1
Nomura Home Equity Loan Inc., Asset-Backed Certificates, Series 2006-FM2

Company's Remediation Efforts

All reconciliations of asset-backed securities related bank accounts have been prepared within 30 calendar days after the bank statement cut-off date since the October 2006 reconciliations. Furthermore, as of December 31, 2006, all reconciling items have been resolved within 90 days of their original identification or such other number of days as specified in the transaction agreements.

Management has instituted procedural controls to ensure that on an on-going basis, reconciliations of related bank accounts are completed within 30 days of the bank statement cutoff and that all reconciling items are resolved within 90 days of their original identification.